Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 7, 2008 - AutoImmune Inc. (OTC BB: AIMM.OB) today reported a net loss of $23,000, or break even per share basic and diluted, for the three months ended September 30, 2008, compared with a net loss of $8,000, or break even per share basic and diluted, for the three months ended September 30, 2007. For the nine months ended September 30, 2008, the net loss was $216,000, or $0.01 per share basic and diluted, compared with net loss of $62,000, or break even per share basic and diluted for the same period in 2007. As of September 30, 2008, the Company reported $8.6 million in cash and marketable securities as compared to $8.8 million in cash and marketable securities as of December 31, 2007.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales at Colloral LLC during the third quarter were unchanged from the same period prior year.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug, MBP8298, if it reaches the market. In December 2007, BioMS sublicensed its rights in this product to Eli Lilly and Company. During the third quarter just completed, BioMS announced the product was granted fast track designation by the FDA and that it had received a milestone payment from Eli Lilly for successfully passing an interim analysis for safety and futility in its pivotal phase II/III trial of MBP8208 for treatment of secondary progressive multiple sclerosis. We expect the final trial data will be available during the second half of 2009.

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements including statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section entitled “Risk Factors.”

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
Revenue	$59,000	$57,000	$219,000	$225,000

Costs and expenses:
Cost of revenue	9,000	1,000	20,000	29,000
Research and development	7,000	3,000	95,000	93,000
Selling, general and administrative	163,000	125,000	532,000	511,000

Total costs and expenses	179,000	129,000	647,000	633,000

Interest income	112,000	51,000	335,000	195,000
Minority interest in joint venture	—	(2,000)	6,000	(3,000)
Other income	—	—	25,000	0

	112,000	49,000	366,000	192,000

Net loss	$(8,000)	$(23,000)	$(62,000)	$(216,000)

Net loss per share - basic	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Net loss per share - diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average common shares outstanding - basic	16,979,623	16,999,623	16,967,504	16,998,820

Weighted average common shares outstanding - diluted	16,979,623	16,999,623	16,967,504	16,998,820

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2007	September 30, 2008
Cash and marketable securities	$8,804,000	$8,591,000
Other current assets	167,000	154,000

Total assets	$8,971,000	$8,745,000

Current liabilities	$128,000	$129,000
Minority interest in joint venture	11,000	24,000
Total stockholders’ equity	8,832,000	8,592,000

Total liabilities and equity	$8,971,000	$8,745,000